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                                                           OMB APPROVAL
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------                                                 OMB Number: 3235-0362
FORM 5                                             Expires:  September 30, 1998
------                                               Estimated average burden
                                                    hours per response .... 1.0
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/ / Check box if no           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, D.C. 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   Gorman         John              H             Nuko Information Systems, Inc. "NUKO"         Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year           X Officer (give    Other (Specify
  2391 Qume Drive                                 Person (Voluntary)          12/96             ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original              V.P., C.F.O.
                                                                             (Month/Year)              ------------------------
San Jose            CA               95131
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  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Reporting
                                                                                                       (check applicable box)
                                                                                              X  Form Filed by One Reporting Person
                                                                                             ---
                                                                                                 Form Filed by More Than One
                                                                                             --- Reporting Person
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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* If this form is filed by more than one reporting person, see Instruction 4(b)(v)                                            (Over)

                                                                                                                     SEC 2270 (7-96)
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

FORM 5 (continued)        Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)


                                                                               --------------------------------------
                                                                               Date    Expira-               Amount or
                                                               --------------- Exer-   tion       Title      Number of
                                                                (A)     (D)    cisable Date                  Shares
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                                                                                       3/9/2001  Common Stock  250,000
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
                             9. Number of           10. Ownership               11. Nature of
                                Derivative              of Derivative               Indirect
                                Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)
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                                                                D
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Explanation of Responses:

**Intentional misstatements or omissions of facts
  constitute Federal Criminal Violations.                                                 /s/ John H. Gorman              2/14/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ------------------------------- -------
                                                                                          **Signature of Reporting Person   Date


Note.  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information  contained in this form are not required to respond unless the form displays a currently valid OMB number.
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                                                                                                                    SEC 2270 (7-96)


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